Exhibit 14(a)

DUSA PHARMACEUTICALS, INC.
CODE OF ETHICS APPLICABLE TO SENIOR OFFICERS

In my role as                                                                  of DUSA Pharmaceuticals, Inc. (“DUSA”), I certify that I adhere to and advocate the following principles and responsibilities governing my professional conduct.

1.                                       I act with honesty and integrity at all times, avoiding actual or apparent conflicts of interest between my personal interests and the interests of DUSA (be they actual or potential).

2.                                       In the performance of my duties as                                                                 , to the best of my knowledge, I comply with applicable federal, state, foreign provincial and local laws, regulations and rules, as well as the rules and regulations of appropriate private and public regulatory agencies.

3.                                       I respect the confidentiality of information acquired in the course of my work, disclosing information only as authorized or legally obligated to.  I will not use confidential information acquired in the course of my work for personal advantage.

4.                                       I recognize that as                                                                 , I have a leadership position with DUSA and, with that in mind, I will actively promote ethical behavior in my work environment and expect ethical behavior from my staff.

5.                                       I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting important facts, omitting important facts or allowing my independent judgment to be subordinated.

6.                                       I take all reasonable action to ensure that the information within the scope of my responsibility at DUSA, or of which I am otherwise aware, contained in (i) documents DUSA files with or submits to the Securities and Exchange Commission and (ii) its other public communications is, to the best of my knowledge, full, fair, accurate, timely and understandable.

7.                                       I use the assets and resources of DUSA responsibly in the performance of my responsibilities.

8.                                       I will notify the Corporate Governance and Nominating Committee or the Audit Committee promptly in the event I become aware of any actual, apparent or potential violation of this Code of Ethics Applicable to Senior Officers.

9.                                       I understand that the Corporate Governance and Nominating Committee has a duty to fully investigate and report to the Board of Directors, any actual, potential or alleged violations of this Code of Ethics for Senior Officers.  I will not, directly or indirectly, obstruct, delay or otherwise hinder any such investigation or reporting or retaliate against those investigating or those providing information, data and records to support such investigation.  Without limiting the foregoing, I understand that the Audit Committee must pre-approve all related party transactions.  I will fully and fairly facilitate all inquiries of the Audit Committee in performing its duties in this regard, and I will respect all determinations of the Audit Committee including determinations not to pursue transactions and determinations mandating that I recuse myself from transactions.

10.                                 I understand that waivers of this Code of Ethics Applicable to Senior Officers, whether or not material, must be obtained in advance, may be granted only by the Board of Directors and must be promptly disclosed by DUSA in accordance with the rules promulgated by the Securities and Exchange Committee and the NASDAQ Stock Market.

11.                                 I understand that any violation of this Code of Ethics Applicable to Senior Officers, whether or not material, will have repercussions which may include termination of my job, a change in my job responsibilities and compensation or any other consequences required or permitted under applicable law, rule or regulation.

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